Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts” and “Change in Auditor” and to the use of our report dated August 31, 2015, with respect to the consolidated financial statements of loanDepot.com, LLC included in the Registration Statement (Form S-1) and related Prospectus of loanDepot, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Los Angeles, California

October 8, 2015